Exhibit 10(a)

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into this 30th day of April, 2008, by and between Tenet Healthcare Corporation (“Tenet”) and E. Peter Urbanowicz, Jr. (“Covered Executive”). Each of the parties agrees as follows:

1. Covered Executive’s last day worked was March 6, 2008 (“Last Day Worked”) and thereafter he is not authorized to bind or make any commitments on behalf of Tenet. Covered Executive acknowledges having been paid all base salary due Covered Executive as of his Last Day Worked in respect of the period prior to the Last Day Worked, and Tenet shall pay Covered Executive all expense reimbursement in respect of the period prior to the Last Day Worked upon submission of his expenses in accordance with Tenet policy. Covered Executive acknowledges and agrees that (1) for all purposes his employment with and services to Tenet and all affiliates of Tenet in all capacities formally terminated in all respects as of his Last Day Worked, and (2) except as explicitly provided in this Agreement, Tenet will have no further obligation to Covered Executive following the Last Day Worked.

2. Covered Executive’s separation from Tenet will constitute a Qualifying Termination under the Tenet Executive Severance Plan (the “ESP”), and, as the former General Counsel of Tenet, Covered Executive is eligible for the payments and benefits applicable to his title as set forth in Article III, Section 3.1 (Severance Benefits prior to Change of Control) of the ESP, in each case as set forth herein. That certain Tenet Executive Severance Plan Agreement was acknowledged and accepted by Covered Executive on August 8, 2006 and, along with the ESP, is attached hereto and incorporated by reference as if set forth fully herein.

3. As severance pay under the ESP, Covered Executive is entitled to $2,414,425, to be paid, subject to the remainder of this Section 3, in 65 biweekly installments of $37,145 over the two and one-half years following the Last Day Worked (the “Severance Period”). Accordingly, the severance pay shall be paid as follows:

(i) payment of the severance pay shall commence on May 16, 2008, and the first installment of severance pay shall be $167,152.50, which includes all of the severance pay that Covered Executive would have been paid for the period from March 6, 2008 through May 9, 2008 if this Agreement had been in effect on March 6, 2008;

(ii) a further 59 bi-weekly installments of $37,145 shall be paid to Covered Executive on the next succeeding 59 bi-weekly payroll dates; and

(iii) a final installment of $55,717.50 shall be paid on September 3, 2010.

All payments under the ESP and this Agreement will be subject to standard withholdings and other deductions authorized by law.

4. During the Severance Period, Covered Executive will also be entitled to continue participation in Tenet’s medical, dental, vision and life insurance and long-term care benefit plans in which Covered Executive participated immediately prior to the Last Day Worked, subject to his paying his portion of the cost of such coverages as in effect as of the Last Day Worked. At the end of the Severance Period, Covered Executive will be eligible to elect

COBRA benefits by making the required contribution. Any such coverage will be limited and reduced to the extent equivalent coverage is otherwise provided by (or available from or under) any other employer of the Covered Executive. Nothing in this Section 4 is intended to enlarge or diminish Covered Executive’s rights and obligations with respect to such coverages under the ESP.

5. The parties further agree to the following:

a. SERP: As of the Last Date Worked, Covered Executive was an unvested participant in Tenet’s Supplemental Executive Retirement Plan (“SERP”). The parties agree that, as provided in the ESP, Covered Executive will receive age and service credit for purposes of the SERP for the Severance Period such that Covered Executive will be entitled to payment of a vested benefit under the SERP in accordance with the terms of the SERP. Tenet acknowledges that its obligations to Covered Executive under the SERP survive the Last Day Worked.

b. AIP for 2007: Covered Executive is not entitled to any payment under Tenet’s Annual Incentive Plan (“AlP”) in respect of Tenet’s 2007 fiscal year. He will not be eligible for any AIP award for any period thereafter except as noted in paragraph c below.

c. AIP for 2008: Executive will be eligible for a prorated AIP Award in respect of Tenet’s 2008 fiscal year on a similar basis as paid for Tenet senior management executives for that same period, with an expected payment date of March 15, 2009. Executive acknowledges that, pursuant to the terms of the AIP, the Compensation Committee of the Tenet Board of Directors may, in its sole discretion, reduce any or all bonuses payable under the AIP. Tenet acknowledges that its obligations to Covered Executive under the AIP in respect of Tenet’s 2008 fiscal year survive the Last Day Worked.

d. Deferred Compensation: Covered Executive is not a participant in Tenet’s Executive Deferred Compensation Plan or Supplemental Savings Plan and is not entitled to any benefit from those plans.

e. Stock Options and other Equity Compensation: As of his Last Day Worked, all of Covered Executive’s Tenet stock options and other equity compensation will become fully vested other than (i) the Career Restricted Stock Unit Awards granted to Covered Executive on March 1, 2007 (the “Career RSU Awards”), and (ii) the Performance Restricted Stock Units granted to Covered Executive on March 1, 2007 (the “Performance RSU Awards”), each of which shall become vested and/or be forfeited to the extent provided below. The outstanding restricted stock units granted to Covered Executive on March 1, 2007 (other than the Career RSU Awards and Performance RSU Awards) and on February 22, 2006 shall be deemed fully vested as of the Last Day Worked as provided in the ESP and shall be settled in shares of Tenet common stock (less a number of shares with a value equal to any required tax withholdings) on September 12, 2008. The Career RSU Awards shall be vested as to 75,000 shares as of the date of this Agreement, with the settlement thereof to occur in shares of Tenet common stock (net of a number of shares with a value equal to any required tax withholdings) on the first business day in January 2009, and the remainder of the Career RSU Awards shall be forfeited as of the date of this Agreement. The Performance RSU Awards shall remain outstanding for the entirety of the performance period applicable thereto and, at the end of such performance period, shall vest and/or be forfeited based on the applicable performance goals as if Covered Executive had remained continuously employed by Tenet through the date of such settlement and/or forfeiture. Covered Executive’s Tenet stock options shall be exercisable

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until the last day of the Severance Period. As provided in the ESP, Covered Executive will not be entitled to any new equity-based compensation following the Last Day Worked. Tenet acknowledges that its obligations to Covered Executive with respect to the foregoing equity awards survive the Last Day Worked.

f. Managers Time Off: Covered Executive acknowledges having received a payout of his accrued benefit under the Managers Time Off Plan (“MTO”) as of the last day worked according to MTO plan terms. Covered Executive will not be eligible for additional time off benefits under the MTO during the Severance Period.

g. 401(k): As provided in the ESP and the Tenet 401(k) plan, Covered Executive will not be eligible to contribute to the 401(k) plan with respect to the period following the Last Day Worked. Covered Executive will retain his vested rights under the 401(k) plan. More information regarding the rollover of the 401(k) balance will be provided under separate cover if such information has not already been provided prior to the date hereof.

h. Relocation. Tenet acknowledges its obligation to provide Covered Executive with relocation benefits in the event that he relocates within the continental United States within six (6) months of the Last Day Worked, to the extent provided under that certain letter delivered by Tenet to Covered Executive, dated June 29, 2004 and the relocation policy attached thereto. Tenet acknowledges that its obligation with respect to these relocation benefits survive the Last Day Worked.

i. Attorney’s Fees. Upon presentation of an invoice within thirty (30) days following the date of this Agreement, Tenet shall pay Gardere Wynne Sewell LP any attorney’s fees and expenses actually incurred by Covered Executive in connection with the negotiation and execution of this Agreement, up to a maximum of $20,000.

Other than as set forth in this Agreement, Covered Executive is not entitled to any further compensation or employee benefits from Tenet or any of its affiliates following the Last Day Worked.

6. Following the Last Day Worked, Tenet shall continue to provide Covered Executive with the same indemnification in respect of his services as an officer of Tenet and any subsidiary of Tenet (whether provided in Tenet’s by-laws or certificate of incorporation, in one or more separate agreements or as an insured under any director’s and officer’s liability insurance policy now or previously in force) as is provided to other, similarly situated former officers of Tenet.

7. In consideration of a payment to Covered Executive of $533,000 (the “Special Payment”), Covered Executive agrees that he will reasonably cooperate with Tenet, upon request, in relation to (1) the defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters over which Covered Executive had responsibility, (2) acquisitions and dispositions by Tenet and its affiliates with which Covered Executive was involved while employed and (3) any other matter as Covered Executive may be reasonably directed by Tenet. Such continuing duty of cooperation shall include (x) deposition and witness appearances, (y) making himself reasonably available to Tenet or to one or more individuals as directed by Tenet, upon reasonable notice, for interviews, meetings or periodic updates on matters specified by Tenet and (z) furnishing information to Tenet, its legal counsel or such individuals upon request. The cooperation to be provided hereunder shall not exceed 15 hours per month, other than preparing for and attending depositions and witness appearances, which shall not be

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limited as to duration. In addition, Tenet shall act reasonably and in good faith in connection with any request for such cooperation and shall take into account and accommodate to the extent practicable under the circumstances, in connection with any such request, Covered Executive’s other commitments, including, without limitation, commitments to any future employer of Covered Executive. Covered Executive shall also act reasonably and in good faith in the provision of such cooperation. The Special Payment shall be paid in five (5) equal installments, as follows: (i) $177.666.68, on the first payroll period occurring on or after March 6, 2009; (ii) $88,833.33 on the first payroll period occurring on or after each of June 6, 2009, September 6, 2009, December 6, 2009 and March 6, 2010, in the case of each of (i) and (ii), so long as, on each such payment date, Tenet has determined reasonably and in good faith that Covered Executive has fulfilled his obligations under this Section 7 with respect to the preceding period and is not otherwise in material breach of any material provision of this Agreement or the ESP after having been provided with notice of such material breach and a reasonable opportunity to cure such material breach, if curable (it being understood and agreed that Article III, Section 3.7 of the ESP is a material provision of the ESP and that any breach of such Section shall be material and not curable). In addition, Tenet will reimburse actual documented reasonable out-of-pocket expenses necessarily incurred in connection with this Section 7, such as out-of-town travel, lodging, and meals as if incurred under Tenet’s expense reimbursement policy for officers. Covered Executive acknowledges and agrees that the payments made to him under this Section 7 constitute an enhanced benefit which is conditioned on Covered Executive’s agreement to the matters set forth in this Agreement and exceeds any remuneration to which Covered Executive is otherwise entitled under the ESP.

8. The parties agree that no provision of this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating with any governmental agency in the performance of its investigatory or other lawful duties.

9. Covered Executive agrees to the Conditions of Payment of Severance Benefits as set forth in Article III, Section 3.7 of the ESP. Covered Executive acknowledges and agrees that these include covenants set forth in the ESP with respect to noncompetition, preservation of confidential Tenet information, nonsolicitation and nondisparagement, and that compliance with these covenants is of the utmost importance to Tenet and is a condition to his entitlement to severance payments and benefits under the ESP. In the event that Covered Executive so requests in writing, Tenet shall advise Covered Executive in writing whether any proposed conduct by Covered Executive will be construed by Tenet, acting reasonably and in good faith, as a violation of any such covenants.

10. Covered Executive covenants that he has no claim, grievance or complaint against any of the Tenet Releasees (as defined below) currently pending before any state or federal court, agency, or tribunal; and in exchange for the consideration set forth herein, he hereby releases and discharges Tenet, and all of its predecessor, successor, parent, subsidiary, affiliated and/or related entities and its and their directors, officers, supervisors, executives, representatives and agents (hereinafter, “Tenet Releasees”) from all statutory and common law claims, whether known or unknown, suspected or unsuspected, that Covered Executive has or may have against the any of the Tenet Releasees arising prior to Covered Executive’s execution of this Agreement, including arising out of or relating to his employment with Tenet or the termination thereof (herein, “Released Claims”). Without limitation, the Released Claims herein include claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, any analogous local or state laws or statutes in the states of:

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Alabama, California, Florida, Georgia, Louisiana, Massachusetts, Mississippi, Missouri, Nebraska, North Carolina, Pennsylvania, South Carolina, Tennessee, and Texas, and any other claim based upon any act or omission of the Tenet Releasees occurring prior to Covered Executive’s execution of this Agreement. Nothing herein shall be deemed to release or waive (a) any retirement plan benefits which were vested as of Covered Executive’s Last Day Worked, (b) rights under Tenet’s employee benefit plans in accordance with the terms thereof to the extent such rights survive this Agreement pursuant to the terms of this Agreement, the terms of the applicable plans, or applicable law, or (c) rights pursuant to this Agreement.

11. This Agreement constitutes a voluntary waiver and release of Covered Executive’s rights and claims under the Age Discrimination in Employment Act and, pursuant to the Older Workers Benefit Protection Act (“OWBPA”). Covered Executive acknowledges that he has been advised and is aware of his right to consult with legal counsel of his choice prior to signing this Agreement. He further acknowledges that he has until twenty-one (21) days after the date of notice during which to consider, sign and return this Agreement. Covered Executive may elect to return this Agreement earlier if he wishes. Covered Executive has the right to revoke this Agreement for a period of seven (7) days after his execution of it. This Agreement shall not become effective or enforceable until Covered Executive executes this Agreement and such revocation period has expired. Revocation of this Agreement by Covered Executive will constitute a revocation in its entirety, and, in the event of such revocation, this Agreement shall cease to be of force or effect.

12. Covered Executive represents that he has returned to Tenet all property in his possession or control, including without limitation, equipment, telephones, credit cards, keys, pagers, tangible proprietary information, documents, computers and computer discs, files and data, which Covered Executive prepared or obtained during the course of his employment with Tenet. If Covered Executive informs Tenet in writing within thirty (30) days of the date of this Agreement that items of his personal property are still in the possession or control of Tenet, Tenet shall, at its sole cost and expense, return such personal property to Covered Executive.

13. If Covered Executive provides Tenet in writing within thirty (30) days of the date of this Agreement with a forwarding email address and/or phone number, Tenet shall, for the period commencing ten (10) days after receipt of such writing and ending on the first anniversary of the Last Day Worked, use its reasonable efforts to provide such forwarding information to individuals who attempt to contact Covered Executive by contacting Tenet by phone or email. Tenet shall also forward to Covered Executive any mail received by Tenet after the date of this Agreement and prior to the first anniversary of the Last Day Worked that Tenet identifies as personal mail of the Covered Executive. To the extent not made prior to the date of this Agreement, Tenet shall cause any matching contributions under the Tenet Healthcare Foundation Matching Gift Program to be made with respect to charitable contributions made by Covered Executive.

14. To the extent necessary to comply with, and avoid penalties under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), final regulations issued by the Internal Revenue Service and any additional guidance issued by the Internal Revenue Service with respect to Code Section 409A, Covered Executive and Tenet agree to negotiate in good faith to cause appropriate modifications to be made to this Agreement on or before December 31, 2008.

15. Covered Executive acknowledges that he has received a copy of Tenet’s Fair Treatment Process (the “FTP”) and has had an opportunity to review the FTP prior to executing this

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Agreement. The procedures of the FTP shall be deemed incorporated into this Agreement. Covered Executive agrees that excluding claims subject to Section 4.6 of the ESP, to the full extent permitted by law that in lieu of a jury trial, any dispute over the validity, enforcement, scope, breach or interpretation of this Agreement and any dispute regarding unreleased claims or future claims between the parties, if any, shall be submitted and/or resolved in accordance with the terms of the FTP and any successor thereto, including final and binding arbitration pursuant to the provisions of the applicable Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitrator shall have the authority to award any remedy that would have been available to Covered Executive in court under applicable law. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Tenet agrees that Covered Executive’s maximum out-of-pocket expense for the arbitrator and the administrative costs of the AAA will be an amount equal to one day’s pay, the local civil filing fee or $150.00, whichever is less.

16. Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by the Tenet Releasees of any violation of any law or regulation or of any liability whatsoever to Covered Executive. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

17. This Agreement, together with the ESP and any other documents or plans referenced therein and herein, contains the entire agreement and understanding between Tenet and Covered Executive and supersedes all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated document.

18. Should any provision, part or term of this Agreement be held to be invalid or unenforceable, the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and a suitable and equitable provision shall be substituted to carry out, so far as may be enforceable and valid, the intent and purpose of the invalid or unenforceable provision.

19. This Agreement shall be binding upon and shall inure to the benefit of Covered Executive, Tenet and the Tenet Releasees and their respective heirs, administrators, successors and assigns.

20. This Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of State of Texas (determined without regard to the conflicts of law principles thereof).

22. Covered Executive represents and affirms that he has carefully read and fully understands the provisions of this Agreement and that he is voluntarily entering into this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below.

DATED: April 30, 2008	DATED: April 30, 2008

TENET HEALTHCARE CORPORATION

/s/ E. Peter Urbanowicz	/s/ Cathy Fraser
E. Peter Urbanowicz	By:	Cathy Fraser
	Its:	Senior Vice President, Human Resources

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